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                                                                Exhibit 99(i)(4)
April 19, 2000

The Munder Funds, Inc.
480 Pierce Street
Birmingham, MI 48009

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by The Munder Funds, Inc., a Maryland corporation, of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") and Amendment No. 42 under the Investment Company Act of 1940, as amended ("1940 Act") relating to the shares of common stock, par value of $.01 per share, of The Munder International NetNet Fund (the "Fund"). The shares of common stock of the Fund are hereinafter referred to as the "Shares."

We have examined such matters in this regard, as we have deemed necessary, including the pertinent provisions of the laws of the State of Maryland and Post-Effective Amendment No. 42 to the Registration Statement and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. The Munder Funds, Inc. is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland;

2. The Shares to be offered for sale by The Munder Funds, Inc., when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

This letter expresses our opinion as to the Maryland corporation law governing matters such as the due organization of The Munder Funds, Inc. and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Maryland or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.

Very truly yours,
/s/ DECHERT PRICE & RHOADS